FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES
ANNOUNCES FOURTH QUARTER AND 2004 RESULTS

HOUSTON, TX — (February 22, 2005) — Harvest Natural Resources, Inc. (NYSE:HNR) today announced 2004 fourth quarter earnings of $15.3 million, or $0.40 per diluted share, compared with $7.8 million, or $0.21 per diluted share, for the same period last year.

Discretionary cash flow (defined as cash flows from operating activities before changes in operating assets and liabilities) was $31.5 million for the 2004 fourth quarter compared with $15.2 million for the 2003 fourth quarter. See reconciliation to Generally Accepted Accounting Principles (GAAP) in table below.

Net income for the year ended December 31, 2004 was $34.4 million, or $0.90 per diluted share compared with $27.3 million, or $0.74 per diluted share, for 2003. Net income for 2003 includes a $46.6 million gain on the sale of LLC Geoilbent offset, in part, by $28.9 million equity in net losses of affiliated companies which were related primarily to Geoilbent’s full cost ceiling test write down.

Discretionary cash flow was $86.4 million for 2004 compared with $37.1 million for 2003. See reconciliation to GAAP in table below.

Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, “We took full advantage of the dramatic rise in oil prices in 2004. We increased our oil and gas production 71 percent to 13.3 million barrels of oil equivalent (MMBoe) and lowered our unit operating costs 37 percent to $2.50 per barrel of oil equivalent. Net income for 2004 was $34.4 million, more than triple compared with 2003 before including the effects of our equity interest in Geoilbent which was sold in September 2003. Discretionary cash flow more than doubled to $86.4 million. We have an exceptionally strong balance sheet with $118 million of cash and $12 million of debt as of today. Strategically we are poised and capable of funding transformational growth opportunities in 2005.”

In Venezuela, production for 2004 was 8.2 million barrels of oil or 22,300 barrels of oil per day, and 31.1 billion cubic feet (Bcf) of natural gas for a combined total production of 13.3 MMBoe, or 36,500 barrels of oil equivalent per day. Production for 2003 was 7.3 million barrels of oil and 2.7 Bcf of natural gas for a combined production total of 7.8 MMBoe.

In 2004, the Company received an average price of $18.90 per barrel of oil including 7.5 million barrels at an average price of $20.03 and 0.7 million barrels at an average price of $7.00 per barrel. The 2003 average sales price for oil was $14.07 per barrel. The Company received $1.03 per thousand cubic feet of natural gas sold during 2004.

1177 Enclave Parkway, Suite 300 • Houston, Texas 77077 • ph: 281.899.5700 fax:
281.899.5702

The Company operates oil and gas properties in Venezuela through its 80 percent owned Venezuelan affiliate, Harvest Vinccler, C.A (HVCA). During 2004, the Company produced 10.7 MMBoe, net to its 80 percent interest. At December 31, 2004, proved oil and gas reserves were 84.4 MMBoe compared with 96.4 MMBoe at December 31, 2003, a decline only slightly greater than 2004 production. Approximately 56 percent of the reserves were proved developed.

Hill said, “Our production so far in 2005 has been unconstrained and HVCA averaged approximately 29,000 Bopd of production in January and is currently producing an average of about 27,000 Bopd in February. Gas sales have averaged 77 million cubic feet per day to date this year. If the receipt of permits to drill new wells continues to be delayed or we cannot carry out our budgeted drilling and facilities programs, existing production levels and available reserves will decline. We are in discussions with Venezuelan officials and PDVSA and are hopeful that the issues that separate us can be resolved through mutually acceptable business solutions.”

Hill continued, “In 2005, we will pursue transformational growth investment opportunities. For the next several years, we believe Harvest will have several opportunities for long-term sustainable growth through the acquisition of large oil and gas development or reactivation projects.”

Reconciliation of Non-GAAP measures ($millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Net cash provided by operating activities	$36.4	$2.6	$74.1	$38.5
Changes in operating assets & liabilities	(4.9)	12.6	12.3	(1.4)

Discretionary cash flow	$31.5	$15.2	$86.4	$37.1

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent oil and gas exploration and development company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Amanda M. Koenig
Investor Relations
(281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2003 Annual Report on Form 10-K and subsequent reports.”

1177 Enclave Parkway, Suite 300 • Houston, Texas 77077 • ph: 281.899.5700 fax:
281.899.5702

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
($ millions, unaudited)
	December 31,	December 31,
	2004	2003
ASSETS:

CURRENT ASSETS:
Cash and equivalents	$84.6	$138.7
Accounts receivable, net	71.7	43.9
Commodity hedging contract	14.2	—
Current deferred tax asset	0.3	—
Prepaid expenses and other	1.4	0.8

Total current assets	172.2	183.4
OTHER ASSETS	2.1	2.1
DEFERRED INCOME TAXES	6.0	4.7
PROPERTY AND EQUIPMENT, net	187.1	184.1

TOTAL ASSETS	$367.4	$374.3

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Accounts payable, trade and other	$8.4	$4.2
Accounts payable, related party	11.1	10.5
Accrued expenses	29.3	15.1
Accrued interest	0.1	1.4
Income taxes payable	22.5	8.6
Current portion of long-term debt	11.8	6.4

Total current liabilities	83.2	46.2
LONG TERM DEBT	—	96.8
ASSET RETIREMENT PROVISION	1.9	1.5
COMMITMENTS AND CONTINGENCIES	—	—
MINORITY INTEREST	39.1	30.1

STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	185.6	175.4
Retained earnings	61.9	27.5
Accumulated other comprehensive loss	(0.5)	—
Treasury stock	(3.8)	(3.2)

Total stockholders’ equity	243.2	199.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$367.4	$374.3

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)
THREE MONTHS ENDED:	December 31, 2004		December 31, 2003
Barrels of oil sold	2,463		2,017
MMCF of gas sold	7,249		2,660
Total BOE	3,671		2,460
Average price/barrel	$ 21.26		$ 13.94
Average price/mcf		$1.03		$1.03
		$/BOE		$/BOE
?vspace?
REVENUES:
Oil sales	$52,353		$28,120
Gas sales	7,466		2,740
	59,819	16.29	30,860	12.54
?vspace?
EXPENSES:
Operating expenses	10,683	2.91	7,180	2.92
Depletion and amortization	10,960	2.99	5,924	2.41
Depreciation	505	0.14	429	0.17
General and administrative	6,720	1.83	4,170	1.69
Bad debt recovery	(598)	(0.16)	-	-
Taxes other than on income	1,811	0.49	916	0.37
	30,081	8.20	18,619	7.56
INCOME FROM OPERATIONS	29,738	8.09	12,241	4.98
OTHER NON-OPERATING INCOME
(EXPENSE)
Gain on disposition of investment	—	—	271	0.11
Investment earnings and other	759	0.21	499	0.20
Interest expense	(365)	(0.10)	(2,515)	(1.02)
Net gain (loss) on exchange rates	(4)	—	2	—
	390	0.11	(1,743)	(0.71)

INCOME FROM CONSOLIDATED COMPANIES
BEFORE INCOME TAXES AND MINORITY INTERESTS	30,128	8.20	10,498	4.27
Income tax expense	10,169	2.77	1,894	0.77

INCOME BEFORE MINORITY INTERESTS	19,959	5.43	8,604	3.50
Minority interest in consolidated subsidiary companies	4,660	1.27	2,498	1.02

INCOME FROM CONSOLIDATED COMPANIES	15,299	4.16	6,106	2.48
Equity in net earnings of affiliated companies	—	—	1,658	0.67

NET INCOME	$15,299	$4.16	$7,764	$3.15

NET INCOME PER COMMON SHARE:
Basic	$0.42		$0.22
Diluted	$0.40		$0.21

Weighted average shares outstanding:
Basic	36.6	million	35.5	million
Diluted	38.7	million	37.3	Million

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)
YEAR ENDED:	December 31, 2004		December 31, 2003

Barrels of oil sold	8,152		7,347
MMCF of gas sold	31,059		2,660
Total BOE	13,329		7,790
Average price/barrel	$18.90		$14.07
Average price/mcf	$1.03		$1.03
		$/BOE		$/BOE

REVENUES:
Oil sales	$154,075		$103,920
Gas sales	31,991		2,740
Ineffective hedge activity	—		(565)
	186,066	13.96	106,095	13.62

EXPENSES:
Operating expenses	33,324	2.50	30,893	3.97
Depletion and amortization	34,150	2.56	19,599	2.52
Depreciation	1,870	0.14	1,589	0.20
Write-downs of oil and gas properties and impairments	—	—	165	0.02
General and administrative	21,857	1.64	15,746	2.02
Gain on sale of long-lived assets	(578)	(0.04)	—	—
Arbitration settlement	—	—	1,477	0.19
Bad debt recovery	(598)	(0.04)	(374)	(0.05)
Taxes other than on income	5,561	0.42	3,373	0.43
	95,586	7.18	72,468	9.30

INCOME FROM OPERATIONS	90,480	6.78	33,627	4.32

OTHER NON-OPERATING INCOME (EXPENSE)
Gain on disposition of investment	—	—	46,619	5.98
Loss on early extinguishment of debt	(2,928)	(0.22)	—	—
Investment earnings and other	2,085	0.16	1,418	0.18
Interest expense	(7,749)	(0.58)	(10,405)	(1.34)
Net gain (loss) on exchange rates	(622)	(0.05)	529	0.07
	(9,214)	(0.69)	38,161	4.89

INCOME FROM CONSOLIDATED COMPANIES
BEFORE INCOME TAXES AND MINORITY INTERESTS	81,266	6.09	71,788	9.21
Income tax expense	33,288	2.50	9,657	1.24

INCOME BEFORE MINORITY INTERESTS	47,978	3.59	62,131	7.97
Minority interest in consolidated subsidiary companies	13,618	1.02	5,968	0.77

INCOME FROM CONSOLIDATED COMPANIES	34,360	2.57	56,163	7.20
Equity in net losses of affiliated companies	—	—	(28,860)	(3.70)
NET INCOME	$34,360	$2.57	$27,303	$3.50

NET INCOME PER COMMON SHARE:
Basic	$0.95		$0.77
Diluted	$0.90		$0.74

Weighted average shares outstanding:
Basic	36.1	million	35.3	million
Diluted	38.1	million	36.8	million

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Cash Flows From Operating Activities:
Net income	$15,299	$7,764	$34,360	$27,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	11,465	6,353	36,020	21,188
Write down of oil and gas properties and impairment	–	–	–	165
Amortization of financing costs	–	76	228	497
Gain on disposition of assets and investments	–	(271)	(578)	(46,619)
Write off of unamortized financing costs	–	–	936	–
Equity in net earnings (losses) of affiliated companies	–	(1,658)	–	28,860
Allowance for employee notes and accounts receivable	(598)	50	(598)	(169)
Deferred compensation expense	1,521	306	1,521	306
Non-cash compensation related charges	466	89	2,152	296
Minority interest in consolidated subsidiary companies	4,660	2,498	13,618	5,968
Deferred income taxes	(1,285)	–	(1,285)	(667)
Changes in operating assets and liabilities:
Accounts and notes receivable	(15,575)	(5,156)	(27,156)	(7,935)
Prepaid expenses and other	(116)	648	(621)	2,164
Commodity hedging contract	–	2,300	(14,947)	(430)
Accounts payable	4,611	(4,911)	4,265	359
Accounts payable, related party	211	3,304	506	4,386
Accrued expenses	7,131	(4,737)	12,765	(382)
Accrued interest payable	(3)	(1,985)	(1,356)	22
Asset retirement liability	1,191	(307)	482	1,459
Income taxes payable	7,461	(1,721)	13,828	1,767

Net Cash Provided By Operating Activities	36,439	2,642	74,140	38,538

Cash Flows From Investing Activities:
Proceeds from sale of investments	–	–	–	69,500
Proceeds from the sale of long-lived assets	–	–	578	–
Additions of property and equipment	(19,331)	(10,037)	(39,106)	(60,925)
Investment in and advances to affiliated companies	–	–	–	2,328
Decrease in restricted cash	–	–	–	1,800
Purchases of marketable securities	–	–	–	(256,058)
Maturities of marketable securities	–	–	–	283,446
Investment costs	(940)	(696)	(1,156)	(1,900)
Net Cash Provided By (Used In) Investing Activities	(20,271)	(10,733)	(39,684)	38,191

Cash Flows From Financing Activities:
Net proceeds from issuances of common stock	4,089	681	7,451	1,201
Purchase of treasury stock	–	–	–	(404)
Payments on long-term debt	(1,592)	(300)	(91,367)	(3,367)
Dividends paid to minority interest	(2,500)	–	(4,600)	–
Net Cash Provided by (Used in) Financing Activities	(3)	381	(88,516)	(2,570)

Net Increase (Decrease) in Cash	16,165	(7,710)	(54,060)	74,159
Cash and Cash Equivalents at Beginning of Period	68,435	146,370	138,660	64,501

Cash and Cash Equivalents at End of Period	$84,600	$138,660	$84,600	$138,660